UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
January 25, 2006
SECURUS TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	333-124962 (Commission File Number)	20-0673095 (I.R.S. Employer Identification No.)
14651 Dallas Parkway, Suite 600
Dallas, Texas 75254-8815
(Address of principal executive offices)
(972) 277-0300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On January 25, 2006, the Superior Court of the State of California in and for the County of Alameda, granted preliminary approval of a settlement agreement between Elena Condes, Brian H. Getz, Bicka Barlow and Christopher Fank, individually and in their capacity as class representatives (the “Plaintiffs”), and Evercom Systems, Inc. and T-Netix Telecommunications Services, Inc. (individually or collectively, the “Company”), subject to certain clarifications in the terms of the settlement and modifications in the class notice. The settlement agreement, which was entered into by the parties on December 20, 2005, will become effective once the court has held a settlement hearing and entered a final judgment and order of dismissal, and the time to appeal from such final judgment has expired without any appeal having been perfected. As previously reported, the Condes litigation being settled involved Plaintiffs’ allegations that they were charged for collect calls from a number of correctional facilities as a result of systematic defects in the inmate calling platforms operated by the Company. Pursuant to the terms of the settlement agreement, the Company will pay $525,000 to a trust account established by Gilardi & Co. LLC as escrow agent, which will be used to pay fees and expenses associated with the suit as well as to compensate the named Plaintiffs. Additionally, the Company will provide free inmate telephone calls to settlement class members and others in an amount equal to $400,000 in retail value. The settlement agreement resolves only the claims of the Plaintiffs in the Condes litigation and leaves the Company subject to potential indemnification and other claims related to such litigation by other parties. The Company’s decision to enter into the settlement agreement was based entirely on a determination that the cost of defending the Condes litigation exceeded the cost of settling it. The settlement agreement is in no way an admission of fault, liability or wrongdoing of any kind and the Company continues to assert that Plaintiffs’ allegations are completely unfounded and without merit and that the Company’s customers were billed only for true, correct, properly authorized and legally due and owed charges. A copy of the settlement agreement is attached as an exhibit to this Current Report 8-K.
Item 1.02. Other Events.
     On January 26, 2006, AT&T Operations, Inc. (“AT&T/SBC”) notified the Company that, in light of ongoing talks with the Company to resolve concerns which had previously been expressed regarding the settlement of the Condes litigation, it had decided to suspend, until February 10, 2006, the effective date of a termination notice it sent to the Company on January 25, 2006. If the Company is not able to resolve AT&T/SBC’s concerns, AT&T/SBC may terminate the billing and collections agreement and the associated services with the Company effective April 11, 2006. Pursuant to the billing and collections agreement, AT&T/SBC bills the Company’s customers, on behalf of the Company, for inmate collect calls made on the Company’s inmate calling platform in the AT&T/SBC territory. In 2005, such billing by AT&T/SBC amounted to approximately $90 million. AT&T/SBC expressed concerns that the Company’s decision to settle the Condes litigation, as described above, may be viewed as an admission of wrongdoing. As indicated above, and set forth explicitly in the settlement agreement, the Company settled the Condes litigation solely to end costly litigation and in no way admitted to any fault, liability or wrongdoing of any kind. The Company is currently in active discussions with AT&T/SBC in order to resolve their concerns with the aim of having the termination notice withdrawn. Should AT&T/SBC proceed with the termination, the Company will be required to seek alternative billing methods, including direct billing by the Company in the AT&T/SBC territory. These alternative billing methods will likely result in collections performance degradation, and consequently, the AT&T/SBC termination, if it occurs, could have a material adverse effect on the Company’s financial condition and operating results.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

10.1	Class Action Settlement Agreement, dated December 20, 2005, by and between plantiffs, Elena Condes, Brian H. Getz, Bicka Barlow and Christopher Fank, individually and in their capacity as class representatives, and defendants, Evercom Systems, Inc. and T-Netix Telecommunications Services, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SECURUS TECHNOLOGIES, INC. (Registrant)
DATE: January 31, 2006	/s/ RICHARD FALCONE
Richard Falcone,
President, Chief Executive Officer and Director

DATE: January 31, 2006	/s/ KEITH S. KELSON
Keith S. Kelson,
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Class Action Settlement Agreement, dated December 20, 2005, by and between plantiffs, Elena Condes, Brian H. Getz, Bicka Barlow and Christopher Fank, individually and in their capacity as class representatives, and defendants, Evercom Systems, Inc. and T-Netix Telecommunications Services, Inc.

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